EXHIBIT 4.3

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of [●], 2023, is made by and among TG Venture Acquisition Corp., a Delaware corporation (“TGVC”), The Flexi Group Holdings Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement, dated as of November 2, 2021, by and between TGVC and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, TGVC has issued (i) 11,500,000 Public Warrants sold as part of the units issued to TGVC public stockholders in the initial public offering, and (ii) 5,500,000 Private Placement Warrants sold in connection with that certain Private Placement Warrants Purchase Agreement, dated as of November 2, 2021, by between TGVC and its sponsor Tsangs Group Holdings Limited;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on December 5, 2022, TGVC, PubCo, The Flexi Merger Co. Ltd, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub 1”), Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2”) and The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi”) entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub 1 will merge with and into Flexi, with Flexi surviving such merger as a wholly owned subsidiary of PubCo (the “Initial Merger”), and immediately following confirmation of the effective filing of the documents required to implement the Initial Merger, Merger Sub 2 will merge with and into TGVC, with TGVC surviving such merger as a wholly owned subsidiary of PubCo (the “TGVC Merger” and together with the Initial Merger, the “Mergers”). As a result of the Mergers, (i) each outstanding unit of TGVC will be automatically detached and the holder thereof will be deemed to hold one share of Class A Common Stock of TGVC and one Warrant, (ii) each outstanding share of Class B Common Stock of TGVC will automatically convert into one share of Class A Common Stock of TGVC, (iii) each outstanding share of Class A Common Stock of TGVC will be cancelled in exchange for the right to receive one Class A Ordinary Share of PubCo (the “PubCo Ordinary Shares”), and (iv) each outstanding Warrant will be converted into a Warrant of PubCo;

WHEREAS, upon consummation of the TGVC Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of Class A Common Stock of TGVC but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for PubCo Ordinary Shares;

WHEREAS, the Board of TGVC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a “Business Combination” (as defined in the Existing Warrant Agreement);

WHEREAS, in connection with the TGVC Merger, TGVC desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that TGVC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Assignment and Assumption; Consent.

1.1            Assignment and Assumption. As of and with effect on and from the time that the TGVC Merger becomes effective (the “TGVC Merger Effective Time”), TGVC hereby assigns to PubCo all of TGVC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of TGVC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the TGVC Merger Effective Time.

1.2            Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by TGVC to PubCo and the assumption of the Existing Warrant Agreement by PubCo from TGVC pursuant to Section 1.1, in each case effective as of the TGVC Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby) in full force and effect from and after the TGVC Merger Effective Time.

2.    Amendment of Existing Warrant Agreement.

Effective as of the TGVC Merger Effective Time, TGVC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement are in connection with the TGVC Merger and the transactions contemplated by the Business Combination Agreement.

2.1            References to the “Company.” All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo.

2.2            References to Ordinary Shares. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to PubCo Ordinary Shares.

2.3            References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the TGVC Merger Effective Time.

2.4            References to “stockholder.” All references to a “stockholder” of TGVC in the Existing Warrant Agreement (including all Exhibits thereto) shall be construed as a reference to a “shareholder” of the PubCo.

2.5            Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.6            Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post IPO Warrant” in the Existing Warrant Agreement shall be deleted.

2.7            Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

2.8            Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

The Flexi Group Holdings Ltd

Wisma Uoa Damansara II, Penthouse 16-1 Level 16, No. 6

Changkat Semantan, Bukit Damansara

50490 Kuala Lumpur, Malaysia

Email: chris.edwards@thehive.com

Attention: Chris Edwards

with a copy (which shall not constitute notice) to:

Lukosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Email: jlucosky@lucbro.com

Attn: Joseph M. Lucosky

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.    Miscellaneous Provisions.

3.1            Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the TGVC Merger and substantially contemporaneous occurrence of the TGVC Merger Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2            Successors. All the covenants and provisions of this Agreement by or for the benefit of PubCo, TGVC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of PubCo and TGVC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of PubCo and TGVC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

TG VENTURE ACQUISITION CORP.

By:
Name:
Title:

THE FLEXI GROUP HOLDINGS LTD

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title: